Exhibit 99.1

NEWS RELEASE Investor Contacts C&J Energy Services, Inc. John Fitzpatrick investors@cjenergy.com (713) 260-9986

Dennard • Lascar Associates Lisa Elliott lelliott@DennardLascar.com (713) 529-6600

C&J Energy Services Announces Second Quarter 2013 Results

HOUSTON, TEXAS, July 31, 2013 – C&J Energy Services, Inc. (NYSE: CJES) today reported net income of $20.8 million, or $0.38 per diluted share, for the second quarter of 2013, inclusive of an after-tax charge of $0.6 million ($0.01 per diluted share) associated with a non-cash inventory write-down related to a decrease in the market value of certain spare parts. Net income was $25.1 million, or $0.46 per diluted share, in the first quarter of 2013 and $53.3 million, or $0.99 per diluted share, in the second quarter of 2012. Second quarter 2012 results included the impact of approximately $0.5 million ($0.01 per diluted share) in transaction costs incurred in connection with the June 7, 2012 acquisition of our wireline business, Casedhole Solutions, net of tax.

Total revenue for the second quarter of 2013 was $267.0 million, a decrease of 3% compared to $276.1 million for the first quarter of 2013 and a decrease of 4% compared to $278.4 million for the second quarter of 2012. Adjusted EBITDA(1) for the second quarter of 2013 was $53.9 million, compared to $57.3 million for the first quarter of 2013 and $92.6 million for the second quarter of 2012. The declines in revenue and Adjusted EBITDA from both the first quarter of 2013 and the second quarter of 2012 were primarily a result of decreased utilization and highly competitive pricing in our hydraulic fracturing operations.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “We generated solid margins across our business lines as we benefitted from the combined effect of strong performance under legacy term contracts, continued operating efficiencies and judicious cost management. During the quarter, we successfully reduced costs through a number of initiatives, such as disciplined procurement, distribution management and self-sourcing materials to meet our internal needs. Despite the highly competitive environment, which has impacted pricing and activity levels, we have continued to generate significant cash flow. We have reinvested in the growth of our company as we execute on our strategy to diversify our service offerings and expand geographically. In the second quarter, we advanced vertical integration, enhanced our research and technology capabilities, increased our engineering and sales forces and broadened our operational reach.

“Overall, activity levels for our hydraulic fracturing operations decreased quarter over quarter and our results were also impacted by declines in revenue associated with the transition to new pricing structures based on market terms with two of our contracted customers in early May. However, spot pricing remained stable throughout the quarter and we are encouraged by the modest improvement in utilization that we saw in the latter half of the second quarter. For the third quarter, our exposure to the spot market has increased with the scheduled expiration of a term contract as of June 30th. We remain focused on increasing utilization and growing our customer base by targeting customers who recognize the cost benefits associated with our superior performance and high level of operating efficiency.

“During the second quarter, we also experienced slight softness in our coiled tubing business, primarily due to declines in activity levels by a few of our core customers, as well as temporary disruptions in the Midcontinent and Bakken. Utilization was also impacted by an industry trend toward larger diameter coiled tubing. We are aligning our equipment with this shift in market preference and we believe we are well positioned to support our customers. We are confident in the strength of this division and our ability to improve performance over the remainder of 2013. As we reach our utilization goals with existing equipment and further diversify our customer base, we will add capacity to this division as needed to further expand.

“Our wireline business, Casedhole Solutions, capitalized on the momentum of an outstanding first quarter performance and delivered another quarter of impressive results. Our performance in the Permian and Eagle Ford was exceptionally strong. We continued to increase utilization sequentially as we moved into new operating areas and expanded our customer base, as well as through targeted marketing efforts that captured higher activity levels with current customers. We are excited about the growth of this business and we will continue to add wireline capacity as we expand our customer base and geographic footprint.”

Operational Results

Hydraulic fracturing contributed $160.5 million of revenue and we completed 1,577 fracturing stages during the second quarter of 2013, compared to $173.8 million of revenue and 1,698 fracturing stages for the previous quarter and $216.4 million of revenue and 1,667 fracturing stages for the same quarter last year. Average monthly revenue per unit of horsepower declined to $195 in the second quarter, from $218 in the prior quarter and $307 in the same quarter a year ago. The decline in stages performed and revenue per horsepower from the prior periods primarily resulted from lower activity levels in the second quarter of 2013. Revenue per horsepower was also impacted by lower prices for our services.

Our coiled tubing operations contributed $32.5 million of revenue and completed 944 coiled tubing jobs during the second quarter of 2013, compared to $36.4 million of revenue and 1,057 coiled tubing jobs for the previous quarter. Coiled tubing revenue for the second quarter of 2012 was $31.1 million and 866 jobs were completed. The slight decrease in revenue from the first quarter of 2013 resulted from a decline in utilization coupled with increasingly competitive pricing. Revenue and the number of jobs completed improved in the second quarter of 2013 compared to the same quarter a year ago due to the addition of new equipment.

Our wireline operations contributed $67.7 million of revenue during the second quarter of 2013, compared to $62.1 million of revenue during the prior quarter. Casedhole Solutions contributed $15.1 million of revenue to our consolidated results for the second quarter of 2012 in the 23 days following the close of the acquisition. Revenues from wireline operations increased from the first quarter of 2013 as a result of improved utilization generated by targeted marketing activities that added customers in new and existing areas of operation and increased utilization by current customers.

Our manufacturing business, Total Equipment, contributed $1.6 million of third-party revenue during the second quarter of 2013, compared to $1.2 million for the previous quarter and $11.2 million for the second quarter of 2012. This division continues to be negatively impacted by the prevailing equipment overcapacity in the domestic onshore completion industry. We have taken advantage of the current slowdown by working to enhance efficiencies in Total Equipment’s throughput process, which we believe will enable us to achieve greater profitability and cash flow savings once the market begins to improve.

Our general and administrative expense (“SG&A”) for the second quarter of 2013 was $33.6 million, compared to $31.9 million in the first quarter of 2013 and $18.2 million in the second quarter of 2012. The quarterly increase was due to costs associated with the growth of our business, including vertical integration efforts across our service lines, the build-out of our research and technology capabilities and geographic expansion. During the second quarter, we completed a review of our SG&A expenses and determined that certain of these costs are more appropriately reflected in direct costs on our consolidated statements of operations. This reclassification has been applied consistently to all periods presented in this news release.

Depreciation and amortization expense in the second quarter of 2013 increased to $17.9 million from $16.6 million in the first quarter of 2013 and $9.6 million in the second quarter of 2012.

Liquidity

As of June 30, 2013, we had $155.0 million in borrowings outstanding, along with $0.7 million in letters of credit under our $400 million revolving credit facility, and we currently have $150.0 million in borrowings outstanding. The facility matures in April 2016 and our current cost of borrowings is less than 3%. Our debt to total capitalization was approximately 19% as of June 30, 2013. Our strong cash flow has allowed us to delever our balance sheet and take advantage of growth opportunities.

Capital expenditures totaled $42.0 million during the second quarter of 2013, the majority of which consisted of construction costs for new coiled tubing and wireline equipment, as well as modification and maintenance costs for our coiled tubing and hydraulic fracturing equipment. Our remaining 2013 capital expenditures are expected to range from $40.0 million to $50.0 million, which we intend to fund with cash flows from operations. The increase in 2013 planned capital expenditures is due to the addition of new wireline capacity and related infrastructure, as well as new equipment to support our existing coiled tubing and hydraulic fracturing operations.

Results for the Six Months Ended June 30, 2013

For the six months ended June 30, 2013, we reported net income of $46.0 million, or $0.84 per diluted share, on revenues of $543.0 million, compared to net income of $102.7 million, or $1.91 per diluted share, on revenues of $517.4 million for the six months ended June 30, 2012. The results for the six months ended June 30, 2013 included an after-tax charge of $0.6 million ($0.01 per diluted share) associated with a non-cash inventory write-down related to a decrease in the market value of certain spare parts. The results for the six months ended June 30, 2012 included approximately $0.5 million ($0.01 per diluted share) in transaction costs incurred in connection with the acquisition of Casedhole Solutions, net of tax.

For the six months ended June 30, 2013, we reported Adjusted EBITDA of $111.2 million compared to $176.7 million for the six months ended June 30, 2012. Capital expenditures for the period totaled $79.5 million, the majority of which was for new equipment.

Conference Call Information

We will host a conference call on Thursday, August 1, 2013 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our second quarter 2013 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 480-629-9692 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call or by dialing 303-590-3030 and entering passcode 4627635# for one week following the call.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, wireline and other complementary services with a focus on complex, technically demanding well completions. We also manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging and active plays in the United States.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended December 31, 2012. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, net gain or loss on disposal of assets, transaction costs and non-routine items including loss on early extinguishment of debt, legal settlement charge and inventory write-down. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results.

C&J Energy Services, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Revenue	$266,956	$276,051	$278,388	$543,007	$517,440
Costs and expenses:
Direct costs(a)	180,370	187,085	168,322	367,455	308,896
Selling, general and administrative expenses(a)	33,573	31,902	18,227	65,475	32,501
Depreciation and amortization	17,926	16,556	9,561	34,482	17,406
Loss on disposal of assets	232	90	212	322	609

Operating income	34,855	40,418	82,066	75,273	158,028
Other expense:
Interest expense, net	(1,673)	(1,660)	(891)	(3,333)	(1,271)
Other income (expense), net	54	66	—	120	(72)

Total other expense, net	(1,619)	(1,594)	(891)	(3,213)	(1,343)

Income before income taxes	33,236	38,824	81,175	72,060	156,685
Income tax expense	12,389	13,680	27,900	26,069	54,031

Net income	$20,847	$25,144	$53,275	$45,991	$102,654

Net income per common share:
Basic	$0.39	$0.48	$1.03	$0.87	$1.98

Diluted	$0.38	$0.46	$0.99	$0.84	$1.91

Weighted average common shares outstanding:
Basic	52,797	52,534	51,957	52,665	51,931

Diluted	55,064	55,039	53,833	55,051	53,774

(a)	During the second quarter, we completed a review of our selling, general and administrative (“SG&A”) expenses and determined that certain of these costs are more appropriately reflected in direct costs on our consolidated statements of operations. For the periods presented above, amounts in direct costs that were previously reflected as SG&A expenses are as follows:

•	$3.2 million for the three months ended June 30, 2013

•	$5.3 million for the three months ended March 31, 2013

•	$3.2 million for the three months ended June 30, 2012

•	$8.5 million for the six months ended June 30, 2013

•	$5.7 million for the six months ended June 30, 2012

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,671	$14,442
Accounts receivable, net	175,173	167,481
Inventories, net	52,342	60,659
Prepaid and other current assets	11,166	3,984
Deferred tax assets	3,892	3,613

Total current assets	255,244	250,179
Property, plant and equipment, net	481,973	433,727
Other assets:
Goodwill	200,876	196,512
Intangible assets, net	125,197	123,487
Deposits on equipment under construction	1,413	1,033
Deferred financing costs, net	3,268	3,848
Other noncurrent assets	4,027	3,971

Total assets	$1,071,998	$1,012,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,099	$69,617
Payroll and related costs	16,269	10,896
Accrued expenses	15,696	17,286
Income taxes payable	13,247	4,029
Customer advances and deposits	534	1,092
Other current liabilities	2,156	2,122

Total current liabilities	122,001	105,042
Deferred tax liabilities	128,069	132,551
Long-term debt and capital lease obligations	157,651	173,705
Other long-term liabilities	1,665	1,568

Total liabilities	409,386	412,866
Commitments and contingencies
Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 54,386,370 issued and outstanding at June 30, 2013 and 53,131,823 issued and outstanding at December 31, 2012	544	531
Additional paid-in capital	241,065	224,348
Retained earnings	421,003	375,012

Total stockholders’ equity	662,612	599,891

Total liabilities and stockholders’ equity	$1,071,998	$1,012,757

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$45,991	$102,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,482	17,406
Deferred income taxes	(6,785)	6,731
Provision for doubtful accounts, net of write-offs	334	300
Loss on disposal of assets	322	609
Stock-based compensation expense	11,568	7,086
Excess tax benefit from stock-based award activity	(2,240)	(524)
Amortization of deferred financing costs	580	342
Inventory write-down	870	—
Changes in operating assets and liabilities:
Accounts receivable	(7,900)	(38,017)
Inventories	7,448	(24,640)
Prepaid expenses and other current assets	(7,178)	194
Accounts payable	4,482	9,454
Accrued liabilities	2,535	(1,489)
Accrued taxes	11,441	12,294
Other	(486)	207

Net cash provided by operating activities	95,464	92,607

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(79,461)	(77,865)
Proceeds from disposal of property, plant and equipment	1,000	168
Payments made for business acquisitions, net of cash acquired	(7,934)	(271,852)

Net cash used in investing activities	(86,395)	(349,549)

Cash flows from financing activities:
Payments on revolving debt, net	(15,000)	—
Proceeds from long-term debt	—	220,000
Repayments of capital lease obligations	(1,021)	(128)
Financing costs	—	(2,262)
Proceeds from stock options exercised	4,121	306
Employee tax withholding on restricted stock vesting	(1,180)	—
Excess tax benefit from stock-based award activity	2,240	524

Net cash (used in) provided by financing activities	(10,840)	218,440

Net decrease in cash and cash equivalents	(1,771)	(38,502)
Cash and cash equivalents, beginning of period	14,442	46,780

Cash and cash equivalents, end of period	$12,671	$8,278

Supplemental cash flow disclosures:
Cash paid for interest	$2,774	$253

Cash paid for taxes	$21,413	$35,113

Non-cash consideration for business acquisition	$900	$—

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Adjusted EBITDA	$53,940	$57,303	$92,560	$111,243	$176,692
Interest expense, net	(1,673)	(1,660)	(891)	(3,333)	(1,271)
Transaction costs	(3)	(173)	(721)	(176)	(721)
Provision for income taxes	(12,389)	(13,680)	(27,900)	(26,069)	(54,031)
Depreciation and amortization	(17,926)	(16,556)	(9,561)	(34,482)	(17,406)
Inventory write-down	(870)	—	—	(870)	—
Loss on disposal of assets	(232)	(90)	(212)	(322)	(609)

Net income	$20,847	$25,144	$53,275	$45,991	$102,654